UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2011

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21030
 (Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 14, 2011, the Board of Directors of Omega Healthcare Investors, Inc. approved the amendment and restatement of Omega’s Bylaws (the “Amended and Restated Bylaws”)  effective as of the conclusion of Omega’s 2011 Annual Meeting of Stockholders, which is scheduled to be held on June 2, 2011. When effective, the Amended and Restated Bylaws will:

•	change the vote required for uncontested director elections from a plurality to a majority of the votes cast;

•
provide that stockholder nominations of individuals for election to the Board of Directors must be delivered not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; and

•
include various other “modernizing changes” intended to update the Bylaws for consistency with Omega’s Charter, the Maryland General Corporation Law and current practices for Maryland corporations, including changes to (i) the information required to be provided by stockholders in connection with stockholder nominations to the Board of Directors and stockholder proposals for consideration at stockholder meetings, (ii) procedures for stockholders to request a special meeting of stockholders and (iii) the provisions relating to director and officer indemnification.

In addition, the Board approved an amendment to Omega’s Corporate Governance Guidelines to include a director resignation policy effective as of the conclusion of the 2011 Annual Meeting. Commencing with the 2012 Annual Meeting, the Corporate Governance Guidelines will require a director nominee who receives more votes “withheld” than votes “for” election or re-election to tender his written resignation to the Board, subject to the Board’s acceptance of such resignation.

The foregoing description of the Amended and Restated Bylaws, effective as of the conclusion of the 2011 Annual Meeting, is qualified in its entirety by reference to the text thereof, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1.  The amended Corporate Governance Guidelines will be available upon effectiveness on the Company’s website at www.omegahealthcare.com.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Bylaws, effective as of the conclusion of the 2011 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  April 20, 2011                                                      By:   /s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer